Exhibit 10.1

October 9, 2023

John Riccitiello

via email

Dear John,

I am writing to confirm my acceptance of your resignation so that you may pursue retirement.

I want to personally thank you for your contributions to Unity over the last 10 years, your steadfast leadership of the company through periods of great challenge, change, and growth, as well as your guidance and partnership on the Board. I also very much appreciate that you will continue to advise the company in near-term, providing for a smooth transition of leadership to set Unity up for continued success.

For all that you have done for Unity, and for your continued advisor role during this transition, the company would like to provide you with an extended exercise period of 5 years in which to exercise any vested equity, as well as permitting you to continue vesting in equity during the transition period.

In exchange for providing these benefits, and as is typical in these situations, we ask that you sign a standard legal separation agreement, which I have attached to this letter.

Again, I look forward to continuing to work with you during this transition period and truly wish you all the best in your retirement.

Sincerely,

/s/ Roelof Botha

Roelof Botha

Chairman of the Unity Board of Directors

October 9, 2023

John Riccitiello

via email

Dear John:

This letter sets forth the transition agreement leading up to and documenting your retirement (the “Agreement”), effective as of the date of your signature below, between you and Unity Technologies SF (the “Company”).

1.     Retirement. You resign your employment with the Company and Unity Software, Inc. (“Unity”) effective April 9, 2024, unless your employment ends sooner pursuant to Section 2(c) below (the “Retirement Date”).

2.     Transition Period.

a.     Duties. Effective October 9, 2023 (the “Transition Date”), you resign your role as (i) President and CEO of the Company and Unity, (ii) any and all other positions held as an officer of the Company, Unity, or any of Unity’s direct or indirect subsidiaries and (iii) as a member of Unity’s board of directors and as a member of the board of directors or similar body of any of Unity’s direct or indirect subsidiaries. Between the Transition Date and the Retirement Date (the “Transition Period”), you agree to transition these duties and responsibilities and perform other tasks in good faith as requested by the Company. You agree to comply with the Company’s policies and procedures and your other obligations to the Company (including the terms of your Employment Agreement).

b.     Compensation/Benefits. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits. You will not be entitled to earn a bonus during the Transition Period, and your year-end bonus for fiscal year 2023 will be zero. During the Transition Period, your Company equity awards will continue to vest.

c.     Early Conclusion. Nothing in this Agreement alters your employment at will status. If prior to April 9, 2024, the Company ends your employment without Cause (as defined in the Employment Agreement) or your employment ends due to your death or disability, then you will remain eligible for the Extended Exercise Period (described below), provided that you (or your estate) have satisfied the Severance Preconditions (as set forth below). If prior to April 9, 2024, you resign your employment for any reason or the Company terminates your employment with Cause, then you will no longer be eligible to participate in any Company benefit plans, and you will not be entitled to the Extended Exercise Period.

3.     Extended Exercise Period. If you timely sign and comply with your obligations under this Agreement, and, on or after the Retirement Date, timely sign and return the Retirement Date Release attached hereto as Exhibit A, and allow it to become effective, (collectively, the “Severance Preconditions”), then the Company will extend the period of time in which you may exercise any vested, outstanding and unexercised equity awards as of the Retirement Date to the earlier of (i) five years following the Retirement Date, (ii) the applicable expiration date(s) of the award, or (iii) such earlier date as provided or permitted under the applicable equity plan (the “Exercise Extension”). To the extent your options are incentive stock options (“ISOs”), you understand that you must affirmatively accept the Exercise Extension as described below. If you accept the Exercise Extension in respect of your ISOs and the Exercise Extension becomes effective, such options will no longer qualify as ISOs and will instead be treated for tax purposes as nonqualified stock options. As a result, you understand that you must satisfy all applicable tax withholding obligations upon exercise of the options. You should consult with your tax advisor regarding the decision to accept or reject the Exercise Extension for any of your ISOs. To the extent your options are nonqualified stock options (“NSOs”), then if you sign the Retirement Date Release and allow it to become effective, the Exercise Extension will automatically apply to your NSOs that are outstanding, vested and exercisable as of the Retirement Date as a severance benefit.

You hereby elect to ACCEPT or DECLINE, as applicable, the Exercise Extension with respect to your ISOs as set forth below:

ACCEPT	DECLINE

☐	☒

If the Retirement Date Release does not become effective in accordance with its terms, then any acceptance of the Exercise Extension will be disregarded and will be of no force or effect. You acknowledge that if you fail to timely accept the Exercise Extension, then the Exercise Extension will not apply to any of your ISOs and such ISOs will continue to be governed by their existing terms (including the existing post-termination exercise period).

4.     Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Retirement Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

5.     Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that this section shall not apply to conduct covered by the Protected Rights section below.

6.     No Voluntary Adverse Action. You agree that you will not voluntarily (except as legally required or as permitted under the Protected Rights section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

7.     Cooperation. During the Transition Period and after the Retirement Date, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any pending or future claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

8.     No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

9.     Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or your resignation; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law, including without limitation claims under the California Fair Employment and Housing Act, to the extent such claims are not waivable as a matter of law with this release; and (iii) any claims for breach of this Agreement.

10.     Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

11.     Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that you are otherwise waiving all rights you may have to relief based on any claims that you have released and any rights you have waived by signing this Agreement.

12.     Dispute Resolution. You and the Company agree that any disputes will be subject to the arbitration provisions set forth in the Employment Agreement.

13.     Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter (in addition to provisions of the Employment Agreement that survive beyond the end of employment). It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will subject to California law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures. You hereby waive notice of the meeting of Unity’s board of directors held at 7:00 a.m. Pacific time on Saturday, October 7 pursuant to Section 45(g) of the Company’s Amended and Restated Bylaws.

Please sign and return this Agreement to me within five days. We wish you the best in your retirement!

Sincerely,

By:	/s/ Scott Pitasky
Scott Pitasky
Senior Vice President, Chief People Officer, Unity Technologies SF

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ John Riccitiello
John Riccitiello

October 9, 2023
Date

EXHIBIT A

RETIREMENT DATE RELEASE

(to be signed and returned to the Company on or within twenty-one (21) days after the Retirement Date)

In exchange for the severance benefits to be provided to me by Unity Software SF (the “Company”) pursuant to that certain letter transition and retirement agreement with the Company dated October 6, 2023 (the “Agreement”), I hereby provide the following Retirement Date Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that I have been paid all compensation owed and for all hours worked through the date I sign this Release, have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I acknowledge that, other than the severance benefits to be provided to me pursuant to the Agreement upon satisfaction of the Severance Preconditions, I have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Release are any claims that cannot be waived by law.

ADEA Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA, and that the consideration given for the waiver and releases I have given in this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke this Release (in a written revocation sent to the Company); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release provided that I do not revoke it (the “Effective Date”).

In giving the release herein, which includes claims which may be unknown to me at present, you acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.

I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release.

[Signature page to follow]

This Release, together with the Agreement (and its exhibits) constitutes the entire agreement between me and the Company with respect to the subject matter hereof (in addition to provisions of the Employment Agreement that survive the end of employment). I am not relying on any representation not contained herein or in the Agreement.

UNDERSTOOD, ACCEPTED, AND AGREED:

John Riccitiello

Date